EXHIBIT 11
               COMPUTATION OF PER SHARE EARNINGS

                       BROWN GROUP, INC.
                        AND SUBSIDIARIES

(Thousands, except per share)

                                             1995       1994       1993
                                           --------   --------   --------
PRIMARY

Weighted average shares outstanding          17,591     17,555     17,270
Net effect of dilutive stock options
   based on treasury stock method
   using average market price                     7         84         64
                                           --------   --------   --------
      TOTAL                                  17,598     17,639     17,334
                                           ========   ========   ========
Earnings (loss) from continuing
   operations before accounting change     $    697   $ 33,566   $ (9,296)
Cumulative effect of accounting change           --         --     (2,214)
Discontinued operations                       2,600      5,832    (20,102)
                                           --------   --------   --------
Net earnings (loss)                        $  3,297   $ 39,398   $(31,612)
                                           ========   ========   ========
Earnings (loss) per share from continuing
   operations before accounting change     $   0.04   $   1.91   $  (0.54)
Cumulative effect of accounting change           --         --      (0.13)
Discontinued operations                        0.15       0.33      (1.16)
                                           --------   --------   --------
Net earnings (loss) per share (1)          $   0.19   $   2.24   $  (1.83)
                                           ========   ========   ========
FULLY DILUTED

Weighted average shares outstanding          17,591     17,555     17,270
Net effect of dilutive stock options
   based on treasury stock method
   using year-end market price, if
   higher than average market price              46         98         76
                                           --------   --------   --------
      TOTAL                                  17,637     17,653     17,346
                                           ========   ========   ========
Earnings (loss) from continuing
   operations before accounting change     $    697   $ 33,566   $ (9,296)
Cumulative effect of accounting change           --         --     (2,214)
Discontinued operations                       2,600      5,832    (20,102)
                                           --------   --------   --------
Net earnings (loss)                        $  3,297   $ 39,398   $(31,612)
                                           ========   ========   ========
Earnings (loss) per share from
   continuing operations before
   accounting change                       $   0.04   $   1.91   $  (0.54)
Cumulative effect of accounting change           --         --      (0.13)
Discontinued operations                        0.15       0.33      (1.16)
                                           --------   --------   --------
Net earnings (loss) per share (1)          $   0.19   $   2.24   $  (1.83)
                                           ========   ========   ========

(1) The dilutive effect of stock options was not included in weighted average shares outstanding for purposes of calculating earnings per share because dilution was less than 3% and not material.
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